                                        Registration Statement No. 333-126218-04
                              ML-CFC Commercial Mortgage Trust 2006-1 ("issuer")

Monthly Debt Markets Value Proposition

We can offer:
AAA-CMBS; 30% Sub; 4.8yr WAL; 3/11 Expt Final; 1m-Libor + 0.08%
AAA-CBMS; 30% Sub; 6.5yr WAL; 2/13 Expt Final; 1m-Libor + 0.20%

Regular cusip CMBS bonds from our next deal, balance guaranteed
Call you ML salesperson for a prospectus.
Compare these to other high grade floaters
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The Merrill Lynch Mortgage, Inc. has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-126218) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the
SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC
Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

The information set forth herein is preliminary and subject to change prior to the time of sale of any securities sold to you.

Any disclaimers or other notices that may appear in the text of, at the bottom
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